Exhibit 10.3


             Executive Compensation Agreement - Jason F. Griffith

                       EXECUTIVE COMPENSATION AGREEMENT

                                    Between

                               GREENSTART, INC.

                                      and

                               JASON F. GRIFFITH

      This Agreement is made this 1st day of November, 2007 by and between GREENSTART, INC., a Nevada corporation ("GREENSTART"), and JASON F. GRIFFITH ("EXECUTIVE").

      WHEREAS, GREENSTART is engaged in the business of alternative energy resources; and

     WHEREAS, GREENSTART desires to retain the services of the EXECUTIVE in the capacity of its Chief Executive Officer and Chief Financial Officer.

     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

     SECTION 1.  EMPLOYMENT.

         1.1 EXECUTIVE EMPLOYMENT. GREENSTART appoints EXECUTIVE and EXECUTIVE accepts the appointment as Chief Executive Officer and Chief Financial Officer until October 31, 2012.

         1.2 ADVISORY PERIOD. If EXECUTIVE's Employment is terminated as provided in paragraph (1.1) above, or in any other manner, he shall nevertheless be retained thereafter by GREENSTART as an advisor and consultant until October 31, 2017 (Advisory Period).

     SECTION 2. DUTIES. EXECUTIVE shall serve as Chief Executive Officer and Chief Financial Officer of GREENSTART, with such duties as are customarily associated with such position in public corporations and specifically as set out in the By-Laws of GREENSTART.

     SECTION 3. EXTENT OF SERVICES. EXECUTIVE shall devote his best efforts, attention, and energies to the performance of his duties as set out above.

     Nothing in this Agreement shall preclude EXECUTIVE from conducting other business or holding official positions or directorships in other entities, the activities of which do not directly conflict with EXECUTIVE's duties and responsibilities as Chief Executive Officer and Chief Financial Officer of GREENSTART.

      SECTION 4. TERM. The term of this Agreement shall begin on November 1, 2007 (the "Effective Date"), and shall continue for a five year period. The parties presently anticipate that the employment relationship may continue beyond this five-year term.

     SECTION 5.  EXECUTIVE COMPENSATION.

         5.1 BASE SALARY. GREENSTART will pay to EXECUTIVE a base salary for the first year in the amount of Twenty-four Thousand Dollars ($24,000), payable in accordance with GREENSTART's standard payroll procedures but no less frequently than monthly, at the election of EXECUTIVE. This base salary will be payable throughout the term serving in the EXECUTIVE or advisory capacity, as defined in Section 1.1 (Executive Employment) and 1.2 (the Advisory Period).

         5.2  SUPPLEMENTAL SALARY.

              (a) EXECUTIVE's Base Salary at the rate of $24,000 plus 25% in cash per annum will be paid beginning from the first day of the month following the quarter in which GREENSTART achieves annualized gross revenues of at least $1,000,000.

              (b) If GREENSTART achieves first fiscal year $1,000,000 in gross revenues, EXECUTIVE will be entitled to a 50% increase in base salary over and above any quarterly increases. This newly calculated Base Salary will then become the Base Salary for the second year of employment.

              (c) EXECUTIVE's increased Base Salary plus 25% in cash per annum will be paid beginning from the first day of the month following the quarter in which GREENSTART achieves annualized gross revenues of at least $5,000,000.

               (d) If GREENSTART achieves second year $5,000,000 in gross revenues, EXECUTIVE will be entitled to a 50% increase in base salary over and above any quarterly increases. This newly calculated Base Salary will then become the Base Salary for the third year of employment.

               (e) The same procedure will be followed for determining EXECUTIVE's compensation in the third through the fifth years of this Agreement, with the gross revenue thresholds for quarterly and annual increases negotiated with the Board of Directors prior to the beginning of the third, fourth and fifth years of this Agreement, except that at no time will EXECUTIVE's Base Salary be less than that determined at the beginning of the third year of employment. Said supplemental salary shall be effective throughout the executive period and the advisory period of employment.

              (f) Notwithstanding the goals set out above, in the event that GREENSTART has substantially advanced toward its goals and objectives during any quarter, and other advances have been made such as acquisition of businesses or properties, EXECUTIVE shall be entitled to a supplemental salary amount for the following quarter and/or lump sum bonus in an amount set by the Board of Directors.

               (g) During any period of the contract in which EXECUTIVE provides consulting services relating to GREENSTART which are outside those services normally provided by a Chief Financial Officer, he shall be entitled to separate and supplemental compensation in amounts reasonably associated with such services, in addition to other compensation provided for under this agreement.

               (h) EXECUTIVE shall be entitled to a lump sum supplement, consisting of options to purchase 500,000 shares of GREENSTART common stock at a strike price of $0.50 per share at the time GREENSTART'S common stock is accepted for trading on the Over the Counter Bulletin Board, NASDAQ (small cap), American Stock Exchange or other recognized stock exchange. These options will expire on October 31, 2012.

         5.3 BONUSES. EXECUTIVE shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors based upon its evaluation of EXECUTIVE's performance during such year.

     SECTION 6.  EXECUTIVE BENEFIT PACKAGE.

          6.1 Insurance Benefits. Medical, dental and optical insurance for EXECUTIVE and EXECUTIVE's immediate family shall be paid by GREENSTART. In addition, EXECUTIVE shall be entitled to receive a supplemental medical, dental and optical compensation benefit, an amount when placed with the amount payable the insurance policies referenced above shall equal one hundred percent (100%) of the cost of medical treatment for EXECUTIVE and EXECUTIVE's immediate family.

          6.2 Disability Benefits. In the event EXECUTIVE should become disabled during the period of his executive employment, his salary shall continue at the same rate that it was on the date of such disability. If such disability continues for a period of five consecutive months (or EXECUTIVE shall die), GREENSTART may at its option thereafter, upon written notice to EXECUTIVE or his Personal Representative, terminate his executive employment. In such event the advisory period shall commence immediately upon such termination of employment and shall continue until December 31, 2017, regardless of the disability or death of EXECUTIVE. If EXECUTIVE shall receive any disability payments from any insurance policies paid for by GREENSTART, payments to EXECUTIVE during any period of disability shall be reduced by the amount of the disability payments received by EXECUTIVE under such insurance policy or policies. For the purposes of this agreement, disability shall mean mental or physical illness or condition rendering EXECUTIVE incapable of performing his normal duties with GREENSTART.

         6.3 Vacation Benefits. EXECUTIVE shall be entitled to four (4) weeks of vacation leave per year for each year of the contract period including the executive and advisory period, cumulative at the option of EXECUTIVE.

         6.4  RESERVED

         6.5 Death Benefits. If EXECUTIVE shall die between the date of this agreement and October 31, 2012, compensation payments hereunder shall not cease and GREENSTART shall pay to EXECUTIVE's widow, if she survives him, or if she shall not survive him to his estate, in equal monthly installments in an amount equal to the advisory compensation provided for above. Such payments shall commence with the month following the date of death. Said amount shall not be less than two years' base salary plus medical, dental and optical coverage for at least two (2) years, if less time is remaining on subject contract.

          6.6 Employment Benefits. This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which EXECUTIVE may be entitled as an employee of GREENSTART under any retirement, pension, profit-sharing, insurance, hospital, automobile or other plans which may now be in effect or which may hereinafter be adopted, it being understood that EXECUTIVE shall have the same rights and privileges to participate in such plans and benefits as any other employee during this period providing such benefits are at least equal to those provided herein.

     SECTION 7.  STOCK AND STOCK OPTIONS

         7.1 It is acknowledged that EXECUTIVE owns a number of shares of common stock in GREENSTART and further, that

               (a) GREENSTART shall register for public trading with the Securities and Exchange Commission at least ten percent (10%) of the shares owned by EXECUTIVE per year for each year of the contract beginning with the second year of the contract or the first offering of securities, whichever shall occur first.

               (b) In the event a voluntary termination by EXECUTIVE and GREENSTART, GREENSTART shall register the balance of the stock owned by EXECUTIVE pro-rata over five (5) years following such termination in the event such stock is not sooner sold.

               (c) In the event of involuntary termination or an offer is made by a single purchaser or group of purchasers and accepted by GREENSTART for 51% or more of the outstanding common stock of GREENSTART, all remaining shares of stock owned by EXECUTIVE shall be registered for public trading immediately.

         7.2 EXECUTIVE is entitled to receive stock distributions of fully paid and non-assessable common stock of GREENSTART, in addition to any other stock options EXECUTIVE may be entitled to, as described in the "Executive Stock Option Agreement".

     SECTION 8.  TERMINATION.

         8.1 Termination For Cause. Termination for cause may be effected by GREENSTART at any time during the term of this Agreement and shall be effected by written notification to EXECUTIVE. Provided, however, EXECUTIVE shall be given 30 days from date of delivery of such notification to cure the defect set out in the notice. Upon Termination For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of GREENSTART in which EXECUTIVE is a participant to the full extent of EXECUTIVE's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by EXECUTIVE in connection with his duties hereunder, all to the date of termination, along with a severance payment equal to six-months base salary.

         8.2 Termination Other Than For Cause. Notwithstanding anything else in this Agreement, GREENSTART may effect a Termination Other Than For Cause at any time upon giving written notice to EXECUTIVE of such termination. Upon any Termination Other Than For Cause, EXECUTIVE shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of GREENSTART in which EXECUTIVE is a participant to the full extent of EXECUTIVE's rights under such plans, (including accelerated vesting, if any, of awards granted to EXECUTIVE under GREENSTART's stock option plan), accrued vacation pay and any appropriate business expenses incurred by EXECUTIVE in connection with his duties hereunder, all to the date of termination. Thereafter, EXECUTIVE will be retained as an advisor and consultant during the Advisory Period in accordance with Paragraph 1.2.

          8.3 Voluntary Termination. In the event of a Voluntary Termination, EXECUTIVE shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of GREENSTART in which EXECUTIVE is a participant to the full extent of EXECUTIVE's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by EXECUTIVE in connection with his duties hereunder, all to the date of termination. Thereafter, EXECUTIVE will be retained as an advisor and consultant during the Advisory Period in accordance with Paragraph 1.2.

          8.4 Termination Upon A Change of Control. In the event of a Termination Upon A Change of Control, EXECUTIVE shall promptly be paid all accrued salary, bonus compensation to extent earned, vested deferred compensation (other than pension or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of GREENSTART in which EXECUTIVE is a participant to the full extent of EXECUTIVE's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by EXECUTIVE in connection with his duties hereunder, all to the date of termination. Thereafter, EXECUTIVE will be retained as an advisor and consultant during the Advisory Period in accordance with Paragraph 1.2.

          8.5 Notice of Termination. GREENSTART may effect a termination of this Agreement pursuant to the provisions of this Section upon giving 30 days written notice to EXECUTIVE of such termination. EXECUTIVE may effect a termination of this Agreement pursuant to the provisions of this Section upon giving 30 days written notice to GREENSTART of such termination.

     SECTION 9.  CONFIDENTIALITY.

         EXECUTIVE acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the GREENSTART. The information includes oil and gas prospects, engineering and geological information, exploration and development plans, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. EXECUTIVE agrees to make use of such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know.

     SECTION 10.  MISCELLANEOUS PROVISIONS.

          10.1 WAIVER. GREENSTART's waiver of the EXECUTIVE's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the EXECUTIVE. EXECUTIVE's waiver of GREENSTART'S breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by GREENSTART.

          10.2 NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to GREENSTART at:

         GREENSTART INC
         307 W 200 S Ste 3006
         Salt Lake City, UT 84101

addressed to EXECUTIVE at:

         JASON F GRIFFITH
         2580 Anthem Village Drive
         Henderson, NV 89052

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

         10.3 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         10.4 TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

         10.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

         10.6 NON-TRANSFERABILITY. Neither EXECUTIVE, his wife, nor their estates shall have any right to commute, anticipate, encumber, or dispose of any payment hereunder, which payment and the rights thereto are expressly declared nonassignable and nontransferable, except as other wise specifically provided herein.

         10.7 AGREEMENT BINDING. This Agreement shall inure to the benefit of and be binding upon GREENSTART, its successors and assigns, including, without limitations, any persons, partnership, company or corporation which may acquire substantially all of GREENSTART'S assets or business or with or into which GREENSTART may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of and be binding upon EXECUTIVE, his heirs, distributees and personal representatives. If payments become payable to the surviving widow of EXECUTIVE and he shall thereafter die prior to January 1, 2014, such payments shall nevertheless continue to be made to his estate until such date.

         10.8 COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

         10.9 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

         10.10 ARBITRATION. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

         10.11 PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

         10.12 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

         10.13 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

         10.14 SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby, and shall remain in full force and effect.







GREENSTART, INC.                              JASON F. GRIFFITH


By: /s/ Morris K. Ebeling                     By: /s/ Jason F. Griffith
-----------------------------                 --------------------------
President, Chairman                           An individual


By: /s/ S. Matthew Schultz
-----------------------------
Director


By: /s/ Bruce Lybbert
-----------------------------
Director